EXHIBIT 8

                             MOORE & VAN ALLEN, PLLC
                                ATTORNEYS AT LAW
                        100 NORTH TRYON STREET, FLOOR 47
                         CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 331-1000



                                December 12, 1996



First Union Residential Securitization
  Transactions, Inc.
One First Union Center
Charlotte, North Carolina  28288-0600

         Re: FURST Home Equity Loan Trust 1996-2 Home Equity Loan Asset-Backed Certificates, Series 1996-2

Ladies and Gentlemen:

         We have acted as special counsel for First Union Residential Securitization Transactions, Inc. (the "Depositor"), a North Carolina corporation, in connection with the purchase of certain closed-end fixed rate home equity loans (the "Mortgage Loans") pursuant to the Mortgage Loan Purchase Agreement, dated as of December 1, 1996 (the "Purchase Agreement") between First Union National Bank of North Carolina, as seller (the "Seller") and the Depositor, and the sale by the Depositor of the Mortgage Loans to FURST Home Equity Loan Trust 1996-2 (the "Trust") created by the Pooling and Servicing Agreement, dated as of December 1, 1996 (the "Pooling and Servicing Agreement") among the Seller, the Depositor, First Union National Bank of North Carolina, as master servicer, First Union National Bank of North Carolina, Trust Department, as document custodian and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). In exchange for the Mortgage Loans, the Trust has issued to the Depositor Home Equity Loan Asset-Backed Certificates, Series 1996-2, Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates (collectively, the "Class A Certificates"), Home Equity Loan Asset-Backed Certificates, Series 1996-2, Class B1-IO Certificates and Class B2-IO Certificates (collectively, the "Class B-IO Certificates") and Home Equity Loan Asset-Backed Certificates, Series 1996-2, Class RU Certificates and Class RL Certificates (together with the Class B-IO Certificates and Class A Certificates, the "Certificates"). The Trust has also issued a 0.000001% Class RU Certificate and a 0.000001% Class RL Certficate to the Trustee, in its capacity as Tax Matters Person pursuant to the Pooling and Servicing Agreement.

The Depositor has sold the Class A Certificates to First Union Capital Markets Corp. ("First Union Capital Markets") and Lehman Brothers Inc. ("Lehman Brothers" and, together with First Union Capital Markets, the "Underwriters") pursuant to the Underwriting Agreement, dated November 21, 1996 (the "Underwriting Agreement") among the Depositor, First Union National Bank of North Carolina and the Underwriters.

The Certificates represent the entire undivided beneficial interest in the assets of the Trust. The assets of the Trust will consist primarily of the Mortgage Loans. The Trust, on behalf of the holders of the Class A Certificates, will have the benefit of an irrevocable and unconditional financial guaranty insurance policy (the "Policy") issued by Financial Guaranty Insurance Company (the "Certificate Insurer") pursuant to the Insurance Agreement, dated as of December 1, 1996 (the "Insurance Agreement"), among the Certificate Insurer, the Depositor, the Seller, the Master Servicer, the Underwriters and the Trustee. Terms not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

In arriving at the opinions expressed below, we have examined such documents and records as we have deem appropriate, including the following:

         1.       A signed copy of the Underwriting Agreement.

         2. The registration statement (No. 333-3574) of the Depositor on form S-3 on file with the Securities and Exchange Commission (the "Commission"). Such registration statement on the date it was declared effective herein referred to as the "Registration Statement".

         3. The Prospectus relating to the Class A Certificates, dated November 18, 1996 (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated December 10, 1996 (the "Prospectus Supplement"), (such Base Prospectus, as so supplemented by the Prospectus Supplement, the "Prospectus").

         4.       A signed copy of the Purchase Agreement.

         5.       A signed copy of the Pooling and Servicing Agreement.

         6.       Specimens of the Certificates.

As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representations of the Depositor and of public officials and agencies.

Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that the statements in the Base Prospectus under the headings "Summary of Terms - - Certain Federal Income Tax Consequences" and "--ERISA Considerations", "Certain Legal Aspects of The Mortgage Loans", "ERISA Considerations" and "Certain Federal Income Tax Consequences", and the statements in the Prospectus Supplement under the headings "Summary of Terms of the Offered Certificates--Certain Federal Income Tax Consequences" and "--ERISA Considerations", "Certain Federal Income Tax Consequences" and "ERISA Considerations", to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects with respect to those consequences or aspects that are discussed.

In giving the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of North Carolina and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                                     Sincerely yours,

                                                     MOORE & VAN ALLEN, PLLC